Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

CRDENTIA CORP.,

CRDE CORP.,

STAFF SEARCH ACQUISITION CORP.

and

STAFF SEARCH, LTD.,

SSL GP, LLC

and

J.W. IDEN

dated April 10, 2006

i

3.27.	Relationships with Related Persons	28
3.28.	Certain Payments	28
3.29.	Brokers	28
3.30.	Verification of Credentials	28
3.31.	2005 Adjusted Branch Income/EBITDA	29
3.32.	Material Misstatements and Omissions	29
3.33.	Solvency	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, CRDE AND ACQUISITION CO.		29
4.1.	Organization	29
4.2.	Authority	29
4.3.	Litigation	30
4.4.	Reports and Financial Statements	30
4.5.	Absence of Changes	30
4.6.	Regulatory Compliance	30
4.7.	Third Party Consents	31
4.8.	Certain Payments	31
4.9.	No Conflicts	31
4.10.	Consents and Governmental Approvals and Filings	31
4.11.	Brokers	32
4.12.	Material Misstatements and Omissions	32

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE LIMITED PARTNER		32
5.1.	Requisite Power and Authority	32
5.2.	Investment Representations	32
5.3.	Transfer Restrictions	33
5.4.	Market Standoff	34

ARTICLE VI ADDITIONAL AGREEMENTS		34
6.1.	Access to Information	34
6.2.	Public Announcements; Company Literature	35
6.3.	Fees and Expenses	35
6.4.	Confidentiality	35
6.5.	Parent’s Covenants With Respect To the Ensuing Period	35
6.6.	Parent’s Covenants With Respect To Additional Consideration	36

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		36
7.1.	Conditions to Each Party’s Obligations to Effect the Merger	36
7.2.	Conditions to the Obligations of the Company	36
7.3.	Conditions to the Obligations of Parent and Acquisition Co	37

ARTICLE VIII ACTIONS BY THE PARTIES AFTER THE CLOSING		38
8.1.	Survival of Representations, Warranties, Etc	38
8.2.	Indemnification	38
8.3.	Right of Offset	40
8.4.	Non-Exclusivity	40

ARTICLE IX ARBITRATION		40

ii

9.1.	Arbitration	40

ARTICLE X MISCELLANEOUS		41
10.1.	Further Assurances	41
10.2.	Notices	41
10.3.	Entire Agreement	42
10.4.	Waiver	42
10.5.	Amendment	42
10.6.	No Third Party Beneficiary	42
10.7.	No Assignment; Binding Effect	42
10.8.	Headings	43
10.9.	Severability	43
10.10.	Governing Law	43
10.11.	Consent to Jurisdiction and Forum Selection	43
10.12.	Construction	43
10.13.	Counterparts	43
10.14.	Attorney’s Fees	43
10.15.	Exhibits	43

SCHEDULE OF EXHIBITS

Exhibit A	Customer List/Customer Accounts/Customer Contracts
Exhibit B	Nurses, Employees and Independent Contractors
Exhibit C	Bill of Sale
Exhibit D	Non-Competition Agreement
Exhibit E	Non-Solicitation Agreement
Exhibit F	Registration Rights Agreement
Exhibit G	Transition Services Agreement
Exhibit H	Company’s Certificate
Exhibit I	General Partner Officer’s Certificate
Exhibit J	Release Agreement
Exhibit K	Opinion of Counsel to the Company
Exhibit L	Acquisition Co. Secretary’s Certificate
Exhibit M	Employment Agreement between Acquisition Co. and Limited Partner

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of April 10, 2006, by and among Crdentia Corp., a Delaware corporation (“Parent”), CRDE Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“CRDE”), Staff Search Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of CRDE (“Acquisition Co.”), Staff Search, Ltd., a Texas limited partnership (the “Company”), SSL GP, LLC, a Texas limited liability company (the “General Partner”) and sole general partner of the Company, and J.W. Iden, the sole member of the General Partner and the sole limited partner of the Company (the “Limited Partner”).

RECITALS:

WHEREAS, the Company is engaged in the business (the “Business”) of providing, on a temporary basis, nurses, allied and other healthcare professionals to third parties (collectively, the “Services”); and

WHEREAS, the Company desires to sell to Acquisition Co. and Acquisition Co. desires to purchase from the Company on the terms and conditions contained in this Agreement certain of the Assets and Properties of the Company; and

WHEREAS, Acquisition Co. has agreed to assume certain of the liabilities of the Company and the Company agrees to retain all other liabilities and fulfill any and all obligations in connection therewith; and

WHEREAS, Parent, CRDE, Acquisition Co., the Company, the General Partner and the Limited Partner desire to make certain representations and warranties and other agreements in connection with this Agreement and the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities as contemplated herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1.                              Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“AAA” has the meaning set forth in Section 9.1.

“Acquisition Co.” has the meaning set forth in the first paragraph of this Agreement.

“Actions or Proceedings” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

“Additional Consideration” has the meaning set forth in Section 2.3(b).

“Additional Consideration Report” has the meaning set forth in Section 6.6.

“Affiliate” means, with respect to any Person, a family member or another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. A “family member” of an individual Person means (i) the individual’s spouse and former spouses, (ii) any other natural person who is related within the second degree to the individual or the individual’s spouse, or (iii) any other natural person who resides with such individual Person.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocation” has the meaning set forth in Section 2.4.

“Ancillary Documents” means the Bill of Sale as contemplated in Section 2.7(b)(i), the Non-Competition Agreement as contemplated in Section 2.7(b)(ii), the Non-Solicitation Agreements as contemplated in Section 2.7(b)(iii), the Registration Rights Agreement as contemplated in Section 2.7(b)(iv), the Transition Services Agreement as contemplated in Section 2.7(b)(v), the Release as contemplated in Section 2.7(b)(viii), the consents as contemplated in Section 2.7(b)(vi), the opinion of counsel as contemplated in Section 2.7(b)(xi) and all other certificates and documents required to be delivered by the Company under this Agreement.

“Assets and Properties” and “Assets or Properties” of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Assumed Liabilities” has the meaning set forth in Section 2.6.

“Benefit Plan” means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Bill of Sale” has the meaning set forth in Section 2.7(b)(i).

“Books and Records” of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer’s hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations, accounting practices or condition of such Person.

“Broker” has the meaning set forth in Section 3.29.

“Business” has the meaning set forth in the Recitals.

“Cash Consideration” has the meaning set forth in Section 2.3(a).

“Closing” has the meaning set forth in Section 2.7(a).

“Closing Consideration” shall have the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and made a part of this Agreement which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.

“Company Financial Statements” means (i) the unaudited, management prepared balance sheets and statements of income for the fiscal periods ended December 25, 2005 and December 26, 2004 and (ii) the Interim Financial Statements.

“Constituent Companies” has the meaning set forth in the definition of “Ensuing Period Branch Income/EBITDA.”

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (a) the execution and delivery of each of the Ancillary Documents; (b) the performance by Parent, CRDE, the Company, the General Partner and the Limited Partner of their respective covenants and obligations under this Agreement; and (c) the execution and delivery of all such documents, instruments and certificates as deemed necessary or advisable by either the Company or Parent.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding, including but not limited to the Customer Contracts.

“CRDE” has the meaning set forth in the first paragraph of this Agreement.

“Customer” has the meaning set forth in Section 2.1(a).

“Customer Contract” has the meaning set forth in Section 2.1(b).

“Cutoff” has the meaning set forth in Section 2.9.

“Damages” has the meaning set forth in Section 8.2(a).

“Defined Benefit Plan” means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Encumbrances” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, equitable interest, levy, charge, community property interest, right of first refusal or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

“Ensuing Period” means the period commencing April 1, 2006 and terminating March 31, 2007.

“Ensuing Period Branch Income/EBITDA” shall mean, for the Ensuing Period, the pre-corporate overhead profit of the Acquisition Co. from the post-closing operations of the offices acquired by Acquisition Co. from the Company in Houston (Greenway Plaza), Austin, San Antonio, Dallas and Phoenix calculated consistently with the methodology set forth below, which shall include the pre-corporate overhead profit on all revenues that are derived in whole or in part during the Ensuing Period by Parent and/or its subsidiary companies (collectively the “Constituent Companies”) from each of the following sources: (i) all employees of Acquisition Co. and all employees of the Constituent Companies who were employed by the Company immediately prior to the date of the Closing, (ii) all current and former Customers of Company and future customers of Acquisition Co. arising from the Houston offices, and (iii) any companies that are acquired during the Ensuing Period (in asset purchase or other forms of transactions) that are referred by the Limited Partner to Parent and/or any of its subsidiaries as potential acquisition candidates. For purposes of calculating the Ensuing Period Branch Income/EBITDA, the parties hereto agree to the following standards and adjustments: (i) Austin, Phoenix and San Antonio shall be calculated consistent with past practices, (ii) Dallas shall be calculated consistent with past practices, except there shall be allocated a per square foot rent charge and related utility expense upon combination of the Company’s Dallas office into Parent’s Dallas office, (iii) the Houston operations of Parent shall be included in such calculation and its revenues and cost of revenues shall be calculated consistent with historical standards, (iv) for the Houston operation (as combined in accordance with clause (iii) above) all non-payroll expense which is part of selling, general and administrative expenses, and not part of and included in cost of revenues, shall be fixed at $300,000 for the Ensuing Period, and (v) for the Houston operation (as combined in accordance with clause (iii) above) all branch level personnel, such as the branch manager, recruiters, staffers and office/administrative personnel, shall be accounted for at their direct costs (including salary, benefits and taxes). The summation of the calculations set forth herein for Austin, Phoenix, San Antonio, Dallas and the combined Houston operations shall constitute Ensuing Period Branch Income/EBITDA. The cost of professional liability insurance for the Ensuing Period Branch Income/EBITDA for Austin, Phoenix, San Antonio, Dallas and the combined Houston operations will be set at $150,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” or which is or was under “common control” with the Company as defined in Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, as currently in effect, applied on a basis consistent with the basis on which Parent’s audited financial statements are prepared.

“General Partner” has the meaning set forth in the first paragraph of this Agreement.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Authority or pursuant to any Legal Requirement.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

“IAR” has the meaning set forth in Section 9.1.

“Intellectual Property” means (i) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (ii) trade secrets and confidential business information (including without limitation know-how, customer lists, current and anticipated customer requirements, price lists, market studies and business plans), however documented; (iii) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium), including all copyrights; (iv) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however documented; (v) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (vi) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; and (vii) any similar or equivalent rights to any of the foregoing, including but not limited to the name “Staff Search.”

“Interim Financial Statements” means the management prepared unaudited balance sheet and statement of income for the Company for the period ended February 26, 2006.

“Key Employees” means those employees of the Company designated as “key employees” prior to the Closing and set forth on Section 1.1 of the Company Disclosure Schedule attached hereto.

“Knowledge of the Company” means the knowledge of any officer, manager or partner of the Company (including the Limited Partner). An officer, manager or partner of the Company will be deemed to have Knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Knowledge of Parent” means the knowledge of any officer or director of Parent. An officer or director of Parent will be deemed to have Knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liabilities” has the meaning set forth in Section 3.9.

“Limited Partner” has the meaning set forth in the first paragraph of this Agreement.

“Material Adverse Effect” means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby.

“Non-Competition Agreement” has the meaning set forth in Section 2.7(b)(ii).

“Non-Solicitation Agreements” has the meaning set forth in Section 2.7(b)(iii).

“Order” means any award, decision, writ, judgment, decree, ruling, subpoena, verdict, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means the action of a Person that is (i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) not required to be authorized by the board of directors of the Company; and (iii) similar in nature and magnitude to actions customarily taken, without the action of the board of directors or similar body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Company.

“OTCBB” shall mean the regulated quotation service known as the OTC Bulletin Board.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Common Stock” means the shares of common stock of Parent, $0.0001 par value.

“Parent Common Stock Value” has the meaning set forth in Section 2.3(c).

“Parent SEC Documents” means each form, report, schedule, statement and other document filed by Parent beginning in August 2004 through the date immediately prior to the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

“Permitted Encumbrance” means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401 of the Code.

“Real Property” has the meaning set forth in Section 3.12.

“Registration Rights Agreement” has the meaning set forth in Section 2.7(b)(iv).

“Release” has the meaning set forth in Section 2.7(b)(viii).

“Returned Stock” has the meaning set forth in Section 2.3(c).

“SEC” means the Securities and Exchange Commission of the United States.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” has the meaning set forth in the Recitals.

“Shortfall Amount” has the meaning set forth in Section 2.3(c).

“Shortfall Calculation Number” has the meaning set forth in Section 2.3(c).

“Shortfall Notice” has the meaning set forth in Section 2.3(c).

“Stock Consideration” has the meaning set forth in Section 2.3(a).

“Stock Consideration Value” has the meaning set forth in Section 2.3(a)(ii).

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any federal, state, municipal, county, local or foreign income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any Taxing authority with respect to Taxes.

“Third Party Expenses” has the meaning set forth in Section 6.3.

“Threatened” means a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Transition Services Agreement” has the meaning set forth in Section 2.7(b)(iv).

“United States Person” has the meaning set forth in Section 3.19(h).

“2005 Adjusted Branch Income/EBITDA” has the meaning set forth in Section 3.31.

1.2.                              Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) “including” means “including without limitation.”  Whenever this Agreement refers to a number of days, such number shall refer to calendar days. All accounting terms used in this Agreement which are not otherwise defined shall have the meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

2.1.                              Purchased Assets. Subject to the terms and the conditions set forth in this Agreement and on the basis of the representations and warranties herein, the Company agrees to sell, convey, transfer, assign and deliver to Acquisition Co. and Acquisition Co. agrees to purchase, receive and accept from the Company all right, title and interest in and to the following specified assets of the Company which have been used in or for the benefit of the Business, including any assets of any of the Company’s Affiliates similar to the assets specified below (collectively referred to hereinafter as the “Purchased Assets”).

(a)                                  Customer Accounts. All of the Company’s clients and customers (the “Customers”), Customer databases and lists, and Customer accounts relating to the Business, which Customers are set forth on Exhibit A attached hereto, which Exhibit A sets forth each Customer’s name, address, telephone number and annual sales amounts for the period beginning July 1, 2004 and ended December 31, 2004 and for the calendar year 2005 and for the current year-to-date period ended on the Closing Date;

(b)                                 Customer Contracts. All Customer, distribution, service and retail sales Contracts with Customers for the Business, which Contracts are set forth on Exhibit A attached hereto (the “Customer Contracts”);

(c)                                  Nurses/Employee Databases. All Contracts, contact information (including names, addresses and telephone numbers, which are set forth on Exhibit B), personnel files and databases for all nurses, employees and independent contractors retained, hired or employed by the Company as of the date of Closing or at any time during calendar year 2004 and 2005 and for the current year-to-date period ended on the Closing Date;

(d)                                 Records. All databases, books and records and other documents relating to (i) Customers including Customer revenues, credit history and payment history, (ii) all nurses employed by the Company, (iii) all other employees and independent contractors of the Company and (iv) all Contracts of the Company, provided, however, that Parent and the other Constituent Companies covenant that they shall upon Company’s reasonable request provide the Company with copies of any of the aforesaid documents that Company hereafter needs for purposes of preparing financial and other reports including tax returns, defending and/or asserting claims by or against third parties and for any other reasonable purpose.

(e)                                  Equipment, Furniture and Fixtures. All tangible property, equipment, furniture and fixtures used by the Company in the day-to-day operations of its Business which are located in the Company’s offices in Houston (Greenway Plaza), Austin and San Antonio;

(f)                                    Other Assets. All of the Company’s software, Intellectual Property, prepaid expenses and deposits, licenses, permits, and certificates of need to the extent associated with any of the foregoing assets referenced in Sections 2.1(a) through (e), inclusive, transferable to Acquisition Co., and the leases on the Company’s offices in Houston (Greenway Plaza) Austin and San Antonio;

(g)                                 Name. All of the Company’s rights in and to the name “Staff Search” and all derivatives and permutations thereof. The parties agree that the Company will have a period of 120 days from the date of the Closing to change its name to any other name not utilizing the name “Staff Search” or any derivative or permutations thereof; and

(h)                                 Goodwill. All goodwill of the Company associated with any of the foregoing assets referenced in Sections 2.1(a) through (g), inclusive.

2.2.                              Excluded Assets. The Company is not selling to Acquisition Co. any of its assets that are not described in or otherwise contemplated by Section 2.1. It is expressly understood and agreed that the Purchased Assets shall not include (i) the cash and accounts receivable of the Company, and (ii) any books and records as they pertain to the organization, existence or capitalization of the Company or any books and records which the Company may be required by law to retain which do not relate to the Purchased Assets.

2.3.                              Purchase Price. The purchase price (“Purchase Price”) for the Purchased Assets shall consist of the Closing Consideration and the Additional Consideration payable as described below:

(a)                                  Closing Consideration. At Closing, Parent will pay the amount equal to 3.5 multiplied by the 2005 Adjusted Branch Income/EBITDA or $2,116,208 (the “Closing Consideration”), payable as follows:

(i)                                     Cash Consideration. $1,050,000 of the Closing Consideration shall be paid in cash (the “Cash Consideration”) to the Company by wire transfer or by cashier’s check drawn upon a federally insured lending institution on the Closing Date; and

(ii)                                  Stock Consideration. The balance of the Closing Consideration shall be paid in Parent Common Stock to the Company (the “Stock Consideration Value”). The number of shares of Parent Common Stock to be issued shall be determined by dividing (A) the Stock Consideration Value by (B) the Parent Common Stock Value. For purposes of this Agreement, the “Parent Common Stock Value” shall mean the average of the closing prices of the Parent Common Stock as reported on the OTCBB or other stock exchange or quotation system for the last fifteen (15) trading days ending two (2) days prior to the date of issuance of Parent Common Stock taking into account any stock split, reverse split or other recapitalization occurring during the calculation period or immediately prior to issuance of the Parent Common Stock. For purposes of this Agreement, the “Stock Consideration” shall mean the aggregate number of shares of Parent Common Stock issuable on the Closing Date in accordance with this Section 2.3(c), which the parties hereto agree shall be 229,128 shares of Parent Common Stock.

(b)                                 Additional Consideration. In addition to the Closing Consideration, the Purchaser will pay as additional Purchase Price, if earned, an amount (the “Additional Consideration”) based on the following formula: (a) Ensuing Period Branch Income/EBITDA minus $804,631 multiplied by (b) 3.5. The Additional Consideration will be paid as follows:

(i)                                     the first $421,291 of the Additional Consideration shall be paid in cash (the “Additional Cash Consideration”) to the Company by wire transfer or by cashier’s check drawn upon a federally insured lending institution; and

(ii)                                  the balance of the Additional Consideration will be paid in Parent Common Stock (the “Additional Stock Consideration”). The number of shares of Parent Common Stock to be issued hereunder shall be determined by dividing (a) the Additional Stock Consideration by (b) the Parent Common Stock Value determined based on the fifteen (15) trading days ending two (2) days prior to the date of determination of Ensuing Period Branch Income/EBITDA.

(iii)                               The Additional Consideration will be paid as soon as reasonably practicable after determination of the Ensuing Period Branch Income/EBITDA.

(c)                                  Post-Closing Adjustment. If Ensuing Period Branch Income/EBITDA is less than $804,631 for the Ensuing Period, the Company will return to Parent a portion of the Parent Common Stock (the “Returned Stock”) received by the Company at the Closing. The number of shares of Returned Stock, if any, shall be calculated as follows: (a) $804,631 minus Ensuing Period Branch Income/EBITDA (the “Shortfall Amount”), multiplied by (b) 3.5 (the “Shortfall Calculation Number”) and then the Shortfall Calculation Number shall be divided by the average closing prices of the Parent Common Stock as reported on the OTCBB or other stock exchange or quotation system for the fifteen (15) trading days prior to the date that the Shortfall Calculation Number is determined.

(d)                                 Shortfall Notice. Within 15 days of determining the Shortfall Amount, Parent will deliver to the Company a notice containing the Shortfall Amount and the number of shares comprising the Returned Stock (the “Shortfall Notice”). After receiving the Shortfall Notice, the Company shall have 15 days within which to return certificate(s) of the Parent Common Stock representing at a minimum the amount of the Returned Stock, together with a stock power for each certificate endorsed in blank. Upon receipt of the certificate(s) of the Parent Common Stock and the stock power(s) from the Company, Parent shall cancel all such certificates and reissue to the Company a certificate representing the number of shares of Parent Common Stock owned by the Company prior to cancellation less the amount of Returned Stock.

2.4.                              Allocation of Purchase Price. The total Purchase Price shall be allocated among the Purchased Assets in the manner that Acquisition Co. shall reasonably determine to be necessary and proper (the “Allocation”). The Allocation shall be delivered to the Company within 90 days after the Closing Date. Each of Acquisition Co. and the Company shall record the purchase/sale transaction contemplated by this Agreement in a manner consistent with the

Allocation and the parties hereby agree not to file any tax return or otherwise take a position with any federal, state or local tax authority which is inconsistent with the Allocation.

2.5.                              Tax. The Company shall be responsible for any use, income or other tax imposed with respect to the sale and transfer of the Purchased Assets.

2.6.                              Liabilities to be Assumed. Except for the liabilities expressly set forth on Section 2.6 of the Company Disclosure Schedule (the “Assumed Liabilities”), Acquisition Co. shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Parent, CRDE or Acquisition Co. of, any liabilities, obligations or undertakings (the “Excluded Liabilities”) of the Company of any nature whatsoever, whether fixed or contingent, known or unknown, except for any liabilities, if any, relating to the fulfillment of any Customer Contract after the Closing Date. For purposes of clarification only, Excluded Liabilities shall include but not be limited to (i) any liability arising out of any Benefit Plan of Seller, (ii) any liability arising out of any Contracts not specifically set forth on Section 2.6 of the Company Disclosure Schedule, (iii) any liability arising out of any Contract set forth on Section 2.6 of the Company Disclosure Schedule but which accrues on or before the Closing Date, (iv) any liability for compensation or other amounts due to any employee of or consultant to the Company or for other claims arising out of the terms of any employment or consulting contract and (v) any liability for payroll or other taxes. The Company shall be responsible for all of the liabilities, obligations and undertakings not expressly and specifically assumed by Acquisition Co.

2.7.                              Closing.

(a)                                  Time and Place. The closing of the Contemplated Transactions under this Agreement (the “Closing”) shall take place at the offices of Kane, Russell, Coleman & Logan, P.C., 1601 Elm Street, Suite 3700, Dallas, Texas 75201, at 10:00 a.m. on April 12, 2006, or at such time and in such manner as the parties mutually agree (the “Closing Date”).

(b)                                 Closing Deliveries by the Company and the Limited Partner. At the Closing, the Company, the General Partner and the Limited Partner, as the case may be, shall have delivered or caused to be delivered to Parent, CRDE and/or Acquisition Co., as the case may be:

(i)                                     the Bill of Sale and Assignment and Assumption of Liabilities Agreement substantially in the form of Exhibit C (the “Bill of Sale”), duly executed by the Company;

(ii)                                  the Non-Competition and Non-Solicitation Agreement by and among Parent, Acquisition Co., the Limited Partner and the Company, substantially in the form of Exhibit D (the “Non-Competition Agreement”), duly executed by such parties;

(iii)                               a Non-Solicitation Agreement by and between Parent and each Key Employee (other than the Limited Partner) substantially in the form of Exhibit E (the “Non-Solicitation Agreement”), duly executed by all appropriate parties;

(iv)                              the Registration Rights Agreement by and between Parent and the Company in the form attached hereto as Exhibit F (the “Registration Rights Agreement”), duly executed by such parties;

(v)                                 a Transition Services Agreement by and among Parent, the Company and Acquisition Co., substantially in the form of Exhibit G (the “Transition Services Agreement”), duly executed by such parties;

(vi)                              a certificate of the General Partner of the Company substantially in the form of Exhibit H attached hereto, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the Company certified as of a recent date by the Secretary of State of Texas, (B) a certificate of each appropriate Secretary of State certifying the good standing of the Company in its state of organization and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions of the partners of the Company authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, and (D) incumbency matters;

(vii)                           a certificate of an officer of the General Partner substantially in the form of Exhibit I attached hereto, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the General Partner certified as of a recent date by the Secretary of State of Texas, (B) a certificate of each appropriate Secretary of State certifying the good standing of the General Partner in its state of organization and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions of the sole member of the General Partner authorizing the execution, delivery and performance of this Agreement by the General Partner and the consummation of the transactions contemplated hereby, and (D) incumbency matters;

(viii)                        a Release Agreement by and between the Limited Partner and the Company, substantially in the form of Exhibit J attached hereto (the “Release”), duly executed by the Limited Partner;

(ix)                                a report reflecting the results of a search conducted within ten (10) days of the Closing of the Uniform Commercial Code and judgment and tax lien records of the State of Texas;

(x)                                   one or more releases of liens and termination statements relating to the Purchased Assets in form satisfactory to Parent;

(xi)                                consents to the transfers and assignments of the Customer Contracts, as requested by Parent;

(xii)                             an opinion of counsel of Chamberlain, Hrdlicka, White, Williams & Martin, counsel to the Company, in the form of Exhibit K attached hereto;

(xiii)                          an assignment of the leases for the offices located in Houston (Greenway Plaza), Austin and San Antonio in form satisfactory to Parent;

(xiv)                         such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the Contemplated Transactions; and

(xv)                            any such documents as may be required by Parent’s senior secured lender.

Additionally, prior to Closing, Parent shall have received such written or oral assurances, as it determines in its sole discretion, that none of the Customers will terminate their relationship with Acquisition Co. following the Closing Date as a result of the assignment of any Customer Contract to Acquisition Co.

(c)                                  Closing Deliveries by Parent. At the Closing, Parent, CRDE and/or Acquisition Co., as the case may be, shall have delivered or caused to be delivered to the Company and/or the Limited Partner, as the case may be:

(i)                                     each of the documents contemplated in Section 2.7(b) to be executed by Parent, CRDE or Acquisition Co., as appropriate;

(ii)                                  the Cash Consideration and Stock Consideration to the Company;

(iii)                               a certificate of the Secretary of Acquisition Co. substantially in the form of Exhibit L attached hereto, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of Acquisition Co., (B) a true and complete copy of the resolutions of the board of directors of Acquisition Co. authorizing the execution, delivery and performance of this Agreement by Acquisition Co. and the consummation of the transactions contemplated hereby and (C) incumbency matters; and

(iv)                              such other documents as the Company may reasonably request for the purpose of facilitating the consummation of the Contemplated Transactions.

(d)                                 Closing Deliveries by Parent, Acquisition Co. and the Limited Partner. Parent, Acquisition Co. and the Limited Partner shall execute and deliver to each other the Employment Contract attached as Exhibit M.

2.8.                              Exemption from Registration. The issuance of the Parent Common Stock issuable as Stock Consideration will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act and by applicable state securities laws.

2.9.                              Payment of Employees. The parties hereby agree and acknowledge that: (a) the Company: (i) is entitled to retain all of the cash and accounts receivables accumulated or with respect to all Services performed as of April 10, 2006, 7:00 a.m. standard Houston, Texas time (the “Cutoff”) and (ii) shall be responsible for all the payroll and related employee expenses with respect to all Services performed before the Cutoff. Immediately following the Cutoff, the Constituent Companies shall be responsible for all accounts receivable, payroll and related employee expenses accumulated thereafter.

2.10.                        Reimbursement of Certain Expenses. The Parties agree that Purchaser shall reimburse the Company for all rent monies paid for the month of April for the leases for the Company’s offices in Houston (Greenway Plaza), Austin and San Antonio.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY, THE GENERAL PARTNER AND THE LIMITED PARTNER

The Company, the General Partner and the Limited Partner, jointly and severally, represent and warrant to Parent, CRDE and Acquisition Co. as of the date hereof and as of the Closing Date, except as set forth on the Company Disclosure Schedule furnished to Parent specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

3.1.                              Organization of the Company. The Company is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas. The General Partner is a limited liability company duly organized validly existing and in good standing under the laws of the State of Texas. The Company is duly authorized to conduct business and is in good standing in Texas and each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company. Each of the Company and the General Partner has full power and authority and holds all Permits and authorizations necessary to carry on its business and to own and use the Assets and Properties owned and used by the Company except where the failure to have such power and authority or to hold such Permit or authorization would not have a Material Adverse Effect on the Company’s business. Each of the Company and the General Partner, pursuant to the provisions of Section 2.7(a), has delivered to Parent complete and correct copies of its charter documents and organizational documents, each as amended to date.

3.2.                              Partnership Interests in the Company. The Limited Partner is the sole limited partner of the Company. The General Partner is the sole general partner of the Company. The Limited Partner is the sole member of the General Partner.

3.3.                              Authority. Each of the Company and the General Partner has all necessary power and authority and has taken all action necessary to enter into this Agreement and each of the Ancillary Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and no other proceedings on the part of the Company or the General Partner are necessary to authorize this Agreement, the Ancillary Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Documents to which the Company or the General Partner is a party have been duly and validly executed and delivered by the Company or the General Partner and each constitutes a legal, valid and binding obligation of the Company or the General Partner enforceable against the Company or the General Partner in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.4.                              No Conflicts. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party does not, and the performance by the Company of its obligations under this Agreement and each such Ancillary Document and the consummation of the transactions contemplated hereby and thereby will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents, regulations, partnership agreement or other organizational documents of the Company;

(b)                                 conflict with or result in a violation or breach of, or give any Governmental or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any term or provision of any law, Order, Permit, statute, rule or regulation applicable to the Company, the Business or Assets or Properties of the Company or the partnership interests of the Company;

(c)                                  result in a breach of, or default under (or give rise to a right of termination, modification, cancellation or acceleration under), any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Company or any of its Assets and Properties may be bound, except for such breaches or defaults as set forth in Section 3.4(c) of the Company Disclosure Schedule;

(d)                                 cause any of the Assets or Properties of the Company to be reassessed or revalued by any Taxing authority or any Governmental or Regulatory Authority; or

(e)                                  result in an imposition or creation of any Encumbrance or Tax on the Business or Assets or Properties of the Company.

3.5.                              Assignability of Contracts. Except as set forth on Section 3.5 of the Company Disclosure Schedule, all Customer Contracts are fully assignable by the Company to Acquisition Co. without triggering or resulting in a breach or default under any such Customer Contract (or giving rise to a right of termination, modification, cancellation or acceleration thereunder).

3.6.                              Consents and Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

3.7.                              Company Financial Statements. The Company has previously delivered to Parent the Company Financial Statements, which are set forth on Section 3.7 of the Company Disclosure Schedule. Such Company Financial Statements (i) are materially true, correct and complete, (ii) have been prepared in accordance with the Books and Records of the Company, (iii) have been prepared in conformity with GAAP, and (iv) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby; provided that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and certain other presentation items.

3.8.                              Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since February 26, 2006, there has not been any material adverse change or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on the Company.

3.9.                              No Undisclosed Liabilities. Except as disclosed in Section 3.9 of the Company Disclosure Schedule or in the Company Financial Statements, and except for the Assumed Liabilities, there are no liabilities, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, whether or not of a kind required by GAAP to be set forth on a financial statement or on the notes thereto, including but not limited to any liability for Taxes (the “Liabilities”), nor any basis for any claim against the Company for any such Liabilities, relating to or affecting the Company or any of its Assets and Properties, other than such Liabilities incurred after February 26, 2006 in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company there is no circumstance, condition, event or arrangement that may hereafter give rise to any liabilities of the Company or any successor to its business except in the Ordinary Course of Business or is otherwise set forth on in Section 3.9 of the Company Disclosure Schedule.

3.10.                        Personal Property. The Company is in possession of and has good and marketable title to, or valid rights under written agreements to use, the Purchased Assets. The Purchased Assets are free and clear of all Encumbrances, other than Permitted Encumbrances which have not had a Material Adverse Effect on the Company.

3.11.                        Benefit Plans; ERISA.

(a)                                  Section 3.11(a) of the Company Disclosure Schedule lists each Benefit Plan together with a brief description of the type of plan and benefit provided thereunder. The Company has no commitment, proposal, or communication to employees regarding the creation of an additional Plan or any increase in benefits under any Benefit Plan. The Company has provided to Parent (i) a copy of each Benefit Plan (including amendments) and a list of persons participating in such arrangement, (ii) the three most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report and (iii) the most recent trustee’s report for each Benefit Plan funded through a trust.

(b)                                 Neither the Company, an ERISA Affiliate or predecessor thereof has ever maintained, contributed to or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Sections 3(37) or 4001(a)(3) of ERISA) and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

(c)                                  Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and, as of the Closing Date, will be in full compliance, in form and operation, with all applicable laws (including but not limited to ERISA and the Code).

The reserves reflected in the Company Financial Statements for the obligations of the Company under all Benefit Plans are adequate and were determined in accordance with GAAP.

(d)                                 Each Qualified Plan has received a determination letter from the Internal Revenue Service confirming that it qualifies under Section 401(a) of the Code and nothing has occurred since the issuance of that letter which would adversely affect such qualified status or the plan sponsor’s ability to rely on such determination letter.

(e)                                  No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their termination of service (other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any ERISA Affiliate or (iv) benefits the full cost of which is borne by any current or former employee (or his or her beneficiary)).

(f)                                    The consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee or officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

(g)                                 There are no pending or, to the Knowledge of the Company, anticipated or Threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

3.12.                        Real Property. The Company owns no real property. Section 3.12 of the Company Disclosure Schedule contains a complete and accurate legal description of each parcel of real property leased by the Company (as lessee or lessor) (the “Real Property”) and all Encumbrances (other than Permitted Encumbrances) relating to or affecting the Real Property. The Company has a valid leasehold interest in all Real Property used in or relating to the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has not leased any of the Real Property from an Affiliate of either the General Partner or the Limited Partner. The Company has rights of ingress and egress with respect to the Real Property, and all buildings, structures, facilities, fixtures and other improvements thereon material for the operation of the Business. Each lease with respect to the Real Property is a legal, valid and binding agreement of the Company, subsisting in full force and effect enforceable in accordance with its terms, and except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no, and the Company has received no notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.

3.13.                        Proprietary Information of Third Parties. No third party has claimed or, to the Knowledge of the Company, has reason to claim that any Person employed by or affiliated with the Company in connection with and during the Company’s operation of its Business has (i) violated or may be violating any of the terms or conditions of such Person’s employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which relates to such a claim. To the Knowledge of the Company, no Person employed by or affiliated with the Company in connection with and during the Company’s ownership and operation of its Business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no Person employed by or affiliated with the Company in connection with and during the Company’s ownership and operation of its Business has violated any confidential relationship which such Person may have had with any third party, in connection with the sale of any service or proposed service of the Company, and to the Knowledge of the Company, there is no reason to believe there will be any such employment or violation.

3.14.                        Compliance with Legal Requirements; Governmental Authorizations.

(a)                                  Except as set forth in Section 3.14(a) of the Company Disclosure Schedule:

(i)                                     the Company is, and at all times since its organization has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its Business or the ownership or use of any of its Assets and Properties;

(ii)                                  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)                               the Company has not received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 Section 3.14(b) of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Business of, or to any of the Assets and Properties owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Section 3.14(b) of the Company Disclosure Schedule is valid and is in full force and effect. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule:

(i)                                     the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.14(b) of the Company Disclosure Schedule;

(ii)                                  no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Company Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Company Disclosure Schedule;

(iii)                               the Company has not received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.14(b) of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental or Regulatory Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental or Regulatory Authority.

The Governmental Authorizations listed in Section 3.14(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

3.15.                        Legal Proceedings; Orders.

(a)                                  Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, there is no pending Proceeding:

(i)                                     that has been commenced by or against the Company or that otherwise relates to or may affect the Business of, or any of the Assets or Properties owned or used by, the Company; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.15(a) of the Company Disclosure Schedule. The Proceedings listed in Section 3.15(a) of the Company Disclosure Schedule will not have a material adverse effect on the Business, operations, assets, condition, or prospects of the Company.

(b)                                 Except as set forth in Section 3.15(b) of the Company Disclosure Schedule:

(i)                                     the Company is not subject to any Order that relates to the Business of, or any of the assets owned or used by, the Company; and

(ii)                                  no officer, director, agent, manager, or employee of the Company is subject to any Order that prohibits such officer, director, agent, manager, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business of the Company.

(c)                                  Except as set forth in Section 3.15(c) of the Company Disclosure Schedule:

(i)                                     the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, the Business or any of the Assets or Properties owned or used by it, is or has been subject;

(ii)                                  no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, the Business or any of the Assets or Properties owned or used by the Company, is subject; and

(iii)                               the Company has not received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, the Business or any of the Assets or Properties owned or used by the Company, is or has been subject.

3.16.                        Contracts.

(a)                                  Section 3.16 of the Company Disclosure Schedule contains a true and complete list of each of the following Contracts, agreements or other arrangements to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent oral, accurately describes the terms of such Contracts, agreements and arrangements):

(i)                                     all Customer Contracts relating to the provision of Services;

(ii)                                  all collective bargaining or similar labor agreements;

(iii)                               all Contracts for the employment of any officer, employee, manager or other Person or entity on a full time, part time, consulting or other basis and all independent contractor agreements;

(iv)                              all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company;

(v)                                 each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by the Company;

(vi)                              all license agreements, distribution agreements or any other agreements involving any of the Company’s current and former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property;

(vii)                           each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(viii)                        any Contract for payments to or by any Person by the Company based on sales, purchases or profits, other than direct payments for goods;

(ix)                                each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(x)                                   all Contracts or commitments that in any way restrict the Company from carrying on its Business anywhere in the world;

(xi)                                all Contracts or commitments that in any way grants a third party a right of first refusal for the purchase of the Company or any of its Assets or Properties; and

(xii)                             each amendment, supplement, and modification (whether oral or written) with respect to any of the foregoing.

(b)                                 A correct and complete copy of each Contract disclosed in the Company Disclosure Schedule has been previously provided to Parent and CRDE. Each Contract, agreement or other arrangement disclosed in the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Knowledge of the Company, the other parties thereto; and the Company has performed all of its required obligations under, and is not in violation or breach of or default under, any such Contract, agreement or arrangement. To the Knowledge of the Company, the other parties to any such Contract, agreement or arrangement are not in violation or breach of or default under any such Contract, agreement or arrangement and each Person who is a party to such Contract, agreement or arrangement is solvent and able to satisfy such Person’s material obligations thereunder. None of the present or former employees, officers, managers or members of the Company is a party to any oral or written Contract or agreement prohibiting any of them from freely competing with other parties or engaging in the Company’s Business as now operated. No event has occurred or circumstance exists that (with or without notice or the lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, termination, or modify, any Contract to which the Company is a party. The Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under any Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under any current Contract with any Person and, to the Knowledge of the Company, no such Person has made written demand for such renegotiation. Each Contract relating to the sale of Services of the Company has been entered into in the Ordinary Course of Business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that would be in violation of any Legal Requirement.

3.17.                        Equipment. Other than as noted in Section 3.17 of the Company Disclosure Schedule, all tangible personal property and equipment used by the Company in the conduct of the Business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of such business as presently conducted; no such equipment or tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost; and with respect to each item of equipment and tangible personal property, the Company has received no notification that it is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or other law, Order, ordinance or regulation and no such violation exists; it being specifically understood, however, that all such equipment is being conveyed on an “as is” basis as to physical condition.

3.18.                        Insurance. Set forth in Section 3.18 of the Company Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company, the Business or the Assets and Properties of the Company (or any of the Company’s directors, officers, managers, members, salespersons, agents or employees), including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates; policy number; per occurrence and annual aggregate deductibles or self-insured retentions; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All policies set forth on the Company Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party or otherwise bound, and are valid, outstanding, collectible and enforceable policies and, to the Knowledge of the Company, provide adequate insurance coverage for the Company, the Business and Assets and Properties of the Company and will remain in full force and effect through the respective dates set forth in Section 3.18 of the Company Disclosure Schedule. None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy (including, without limitation, a change in the limits of liability) by reason of the consummation of the Contemplated Transactions. Complete and accurate copies of all such policies and related documentation have previously been provided to Parent.

3.19.                        Tax Matters.

(a)                                  Except as set forth in Section 3.19, of the Company Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and to the Knowledge of the Company such Tax Returns are true, complete and correct. Except as set forth in Section 3.19 of the Company Disclosure Schedule, all Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to Closing. The Company has withheld and paid over all Taxes required to have been withheld from employees and paid over (or as such Taxes relate to the Business prior to Closing will be paid over when due), and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 Except as set forth in Section 3.19 of the Company Disclosure Schedule, the amount of the Company’s liability for unpaid Taxes for all periods ending on or before February 26, 2006 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Company Financial Statements, and except as provided in Section 3.19 of the Company Disclosure Schedule, the amount of the Company’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Company Financial Statements, as adjusted for operations and transactions in the Ordinary Course of Business since February 26, 2006 in accordance with past custom and practice. There are no Contracts, agreements, arrangements, commitments or undertakings relating to any prior audit of the Company, and there are no Contracts, agreements, arrangements, commitments or undertakings with the Internal Revenue Service or any other Governmental or Regulatory Authority that have or are reasonably likely to have a material and adverse impact on the Company’s Taxes that are not reflected in the Company Financial Statements.

(c)                                  To the extent such documents exist, Parent has been furnished by the Company true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Company or on behalf of the Company relating to Taxes, and (ii) except as set forth in Section 3.19 of the Company Disclosure Schedule, all federal and state payroll, income or franchise tax returns for the Company for all periods ending on and after December 31, 2002.

(d)                                 Except as set forth in Section 3.19 of the Company Disclosure Schedule, the Tax Returns of the Company have never been audited by a Governmental or Regulatory Authority, nor is any such audit in process, pending or Threatened (either in writing or verbally, formally or informally). To the Knowledge of the Company, and except as set forth in Section 3.19 of the Company Disclosure Schedule, no deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. The Company is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or Threatened (either in writing or verbally, formally or informally) against the Company or any of its assets. Except as set forth on Section 3.19 of the Company Disclosure Schedule, no waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(e)                                  The Company is not (nor has it ever been) a party to any Tax sharing agreement or Tax indemnity agreement and has not assumed the Tax liability of any other Person under contract. The Company is not or has ever been a member of an affiliated group filing a consolidated federal income Tax Return and, except as set forth in Section 3.19 of the Company Disclosure Schedule, the Company has no liability for the Taxes of any individual or entity under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(f)                                    The Company does not have any deferred income or gains reportable for Tax purposes in any period ending after the Closing Date but that is attributable to a transaction occurring in, or resulting from a change in accounting method for a period prior to the Closing Date.

(g)                                 The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Books and Records provided to Parent.

(h)                                 Each of the Company and the Limited Partner is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

(i)                                     The Company and the Limited Partner shall be solely responsible for the payment of all Taxes of the Company and Limited Partner.

3.20.                        Labor and Employment Relations. To the Knowledge of the Company, no group of five or more employees of the Company has or have any plans to terminate his, her or their employment with the Company. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of the Company, there are no attempts to organize any of the Company’s employees by any Person, unit or group seeking to act as their bargaining agent. The Company has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, occupational health and safety and the withholding and payment of social security and other Taxes. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements. No employees of the Company are in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or the use of trade secrets or proprietary information of others. There are no pending or, to the Knowledge of the Company, Threatened charges (by employees, independent contractors, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by the Company. No union representation elections relating to the Company’s employees have been scheduled by any Governmental or Regulatory Authority, no organizational effort is being made with respect to any of such employees, and no investigation of the Company’s employment policies or practices by any Governmental or Regulatory Authority is pending or Threatened. The Company is not currently, and in the past has not been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company. The Company has never experienced any work stoppages and to the Knowledge of the Company, no work stoppage has been Threatened or is planned.

3.21.                        Certain Employees. Set forth in Section 3.21 of the Company Disclosure Schedule is (i) the name, title and total compensation for each current employee or consultant as of the Closing; (ii) all wage and salary increases, bonuses and increases and any other direct or indirect compensation received by any such Person since December 31, 2004; (iii) any payments or commitments to pay any severance or termination pay to any current or former officer, director, employee, consultant, contractor, manager or agent of the Company; and (iv) any accrual for, or commitment or agreement by the Company to pay, such increases, bonus or pay. Except as set forth on Section 3.21 of the Company Disclosure Schedule, the Company has not received any notice from any such Person whether orally or in writing that he or she will cancel or otherwise terminate such Person’s relationship with the Company. Except as set forth in Section 3.21 of the Company Disclosure Schedule, none of such Persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on notice by the Company or any successor in interest without cost or other liability to the Company or such successor in interest.

3.22.                        Absence of Certain Developments. Except as set forth on Section 3.22 of the Company Disclosure Schedule, since December 31, 2004, the Company has not:

(a)                                  mortgaged or pledged any of the Purchased Assets or Properties, or subjected them to any lien, charge or any other Encumbrance, except liens for current property Taxes not yet due and payable;

(b)                                 made any changes in any employee, consultant or contractor compensation, severance or termination agreement, commitment or transaction other than routine salary increases consistent with past practice or offer employment to any individuals;

(c)                                  entered into any Contract with any Customer other than those made in the Ordinary Course of Business;

(d)                                 entered into any transaction or operated the Company’s Business not in the Ordinary Course of Business;

(e)                                  made any change in its accounting methods or practices;

(f)                                    caused to be entered into any amendment or termination of any Customer or supplier Contract or other material Contract or agreement to which it is a party, other than in the Ordinary Course of Business;

(g)                                 made any material change in any of its business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies;

(h)                                 terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract or other agreement that is or was material to the Company’s Business or its financial condition;

(i)                                     permitted to occur or be made any other event or condition of any character which has had a Material Adverse Effect on it;

(j)                                     waived any rights material to its financial or business condition;

(k)                                  made any illegal payment or rebates; or

(l)                                     entered into any agreement to do any of the foregoing.

3.23.                        Customers. The Company has previously provided to Parent a true and correct list of the Company’s current Customers and the Company’s Customers from the period beginning July 1, 2004 through the 2005 fiscal year related to the Company’s Business. Except as set forth on Section 3.23 of the Company Disclosure Schedule, since January 1, 2005, no single Customer or group of affiliated Customers contributing more than $100,000 per annum to the gross revenues of the Company’s Business has stopped doing business with the Company, and no such Customer has given notice to the Company of an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal year 2005 with the Company

3.24.                        Permits. Section 3.24 of the Company Disclosure Schedule contains a true and complete list of all Permits used in and material, individually or in the aggregate, to the Business. All such Permits are currently effective and valid and have been validly issued. No additional Permits are necessary to enable the Company to conduct its business in material compliance with all applicable federal, state and local laws. Neither the execution, delivery or performance of this Agreement, the Ancillary Documents nor the mere passage of time will have any effect on the continued validity or sufficiency of the Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable the Company to conduct its Business as now operated. To the Knowledge of the Company, there is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect the Permits or their sufficiency for the current conduct of the Business. The Company has provided Parent with true and complete copies of all Permits listed in the Company Disclosure Schedule.

3.25.                        Regulatory Compliance. To the Knowledge of the Company, neither the Company nor any of its operations are regulated by any Governmental or Regulatory Authority and the Company has complied with all applicable requirements of any Governmental or Regulatory Authority with respect to any services provided by it (including but not limited to the Medicare Anti-Kickback Statute, the Health Insurance Portability and Accountability Act of 1996, the Federal False Claims Act, the Federal laws concerning physician self-referral known as “Stark I” and “Stark II”, and the rules and regulations of the Joint Commission on Accreditation of Healthcare Organizations).

Neither the Company, nor any officer, employee, manager or agent of the Company has made an untrue statement of a material fact or fraudulent statement to any Governmental or Regulatory Authority, failed to disclose a material fact required to be disclosed to any Governmental or Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for any Governmental or Regulatory Authority to invoke its policies respecting fraud, untrue statements of material facts, bribery or illegal gratuities or any similar policies.

3.26.                        Third Party Consents. No consent, approval or authorization of any third party on the part of the Company is required in connection with the consummation of the Contemplated Transactions except as otherwise provided in Section 3.26 of the Company Disclosure Schedule.

3.27.                        Relationships with Related Persons. Except as set forth on Section 3.27 of the Company Disclosure Schedule, no Affiliate of the Company has, or since January 1, 2004 has had, any interest in the property, whether real, personal or mixed, or whether tangible or intangible, used in or pertaining to the Company’s Businesses. No Affiliate of the Company owns, or since January 1, 2004 has owned (of record or as beneficial owner), an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company. Except as set forth in Section 3.27 of the Company Disclosure Schedule, no Affiliate of the Company is a party to any Contract with or has any right or claim against the Company.

3.28.                        Certain Payments. Neither the Company nor any director, officer, agent or employee of the Company, or to the Knowledge of the Company, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back or other payment to any Person, private or public, regardless of any form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any Affiliate thereof, or (D) in violation of any Legal Requirement, or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company.

3.29.                        Brokers. Except as set forth in Section 3.29 of the Company Disclosure Schedule, neither the Limited Partner nor the Company has retained any broker in connection with the transactions contemplated hereunder. Neither Parent, CRDE nor Acquisition Co. has, or will have, any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Limited Partner or the Company except for the Success Fee earned by CFO Advisory Services (the “Advisor”) of $120,000, fifty percent (50%) of which Parent agrees to pay at the Closing and the remaining amount of which the Company agrees to pay at Closing.

3.30.                        Verification of Credentials. Except as set forth in Section 3.30 of the Company Disclosure Schedule, the Company has implemented policies and procedures to verify the credentials (including, but not limited to, with respect to education and licensure) of personnel that the Company places with its Customers and to collect, maintain and update such credentialing information. To the Knowledge of the Company, employees, contractors and consultants each consistently follow and have followed such policies and procedures.

3.31.                        2005 Adjusted Branch Income/EBITDA. The 2005 Adjusted Branch Income/EBITDA was $804,631.

3.32.                        Material Misstatements and Omissions. The statements, representations and warranties of the Company contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Company pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading. There is no fact known to the Company or the Limited Partner that will have a Material Adverse Effect on the Constituent Companies or the Contemplated Transactions.

3.33.                        Solvency. Seller is not entering into the Contemplated Transactions with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Purchased Assets less the Assumed Liabilities. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing the Contemplated Transactions, to meet its debts as they mature and will not become insolvent as a result of the Contemplated Transactions. After the Closing of the Contemplated Transactions, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT, CRDE AND ACQUISITION CO.

Parent, CRDE and Acquisition Co., jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date, as follows:

4.1.                              Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of the Delaware. CRDE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Co. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Each of Parent, CRDE and Acquisition Co. is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Parent, CRDE or Acquisition Co., as the case may be.

4.2.                              Authority. Each of Parent, CRDE and Acquisition Co. has all necessary corporate power and corporate authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform their respective obligations hereunder and no other proceedings on the part of Parent, CRDE or

Acquisition Co. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, CRDE and Acquisition Co. and constitutes a legal, valid and binding obligation of Parent, CRDE and Acquisition Co., respectively, enforceable against each of Parent, CRDE and Acquisition Co. in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3.                              Litigation. There are no Actions or Proceedings pending or, to the Knowledge of Parent, Threatened or anticipated against, relating to or affecting the transactions contemplated by this Agreement, and, to the Knowledge of Parent, there is no basis for any such Action or Proceeding.

4.4.                              Reports and Financial Statements. As of the date hereof, Parent has furnished or will make available to the Company and the Limited Partner true and complete copies of all Parent SEC Documents. As of their respective filing dates, all such Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of such Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The Parent Financial Statements comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

4.5.                              Absence of Changes. Except as set forth in the Parent SEC Documents, there has not been any material adverse change or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on Parent, CRDE and Acquisition Co.

4.6.                              Regulatory Compliance. Parent and CRDE are in full compliance with each Legal Requirement that is applicable to it or the conduct or operation of its business. Neither Parent, CRDE or Acquisition Co. nor any officer, employee, manager or agent of Parent, CRDE or Acquisition Co. has made an untrue statement of a material fact or fraudulent statement to any Governmental or Regulatory Authority, failed to disclose a material fact required to be disclosed to any Governmental or Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for any Governmental or Regulatory Authority to invoke its policies respecting fraud, untrue statements of material facts, bribery or illegal gratuities or any similar policies.

4.7.                              Third Party Consents. No consent, approval or authorization of any third party on the part of Parent, CRDE or Acquisition Co. is required in connection with the consummation of the Contemplated Transactions.

4.8.                              Certain Payments. Neither Parent, CRDE or Acquisition Co. nor any director, officer, agent or employee of Parent, CRDE or Acquisition Co., or to the Knowledge of Parent, CRDE or Acquisition Co., any other Person associated with or acting for or on behalf of Parent, CRDE or Acquisition Co., has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back or other payment to any Person, private or public, regardless of any form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained for or in respect of Parent, CRDE or Acquisition Co. or any Affiliate thereof, or (D) in violation of any Legal Requirement, or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of Parent, CRDE or Acquisition Co.

4.9.                              No Conflicts. The execution and delivery by Parent, CRDE and Acquisition Co. of this Agreement do not, and the performance by Parent, CRDE and Acquisition Co. of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)                                  conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents, bylaws or other organizational documents of Parent, CRDE or Acquisition Co., as applicable;

(b)                                 conflict with or result in a violation or breach of, or give any Governmental or Regulatory Authority the right to revoke, withdraw, suspend, cancel, termination or modify any term or provision of any law, Order, Permit, statute, rule or regulation applicable to Parent, CRDE or Acquisition Co. or the business or Assets or Properties of Parent, CRDE or Acquisition Co.;

(c)                                  result in a breach of, or default (or give rise to right of termination, modification, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which Parent, CRDE, Acquisition Co. or any of their respective Assets and Properties may be bound;

(d)                                 cause any of the Assets or Properties of Parent, CRDE or Acquisition Co. to be reassessed or revalued by any Taxing authority or any Governmental or Regulatory Authority; or

(e)                                  result in an imposition or creation of any Encumbrance or Tax on the business or Assets or Properties of Parent, CRDE or Acquisition Co.

4.10.                        Consents and Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Parent, CRDE or Acquisition Co. is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.11.                        Brokers. Neither Parent, CRDE nor Acquisition Co. has retained any broker in connection with the transactions contemplated hereunder other than the Broker. Neither the Company nor the Limited Partner has, and will have, any obligation to pay any broker’s, finder’s investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Parent, CRDE or Acquisition Co.

4.12.                        Material Misstatements and Omissions. The statements, representations and warranties of Parent, CRDE, and Acquisition Co. contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of Parent, CRDE, or Acquisition Co. pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE LIMITED PARTNER

Each of the Company and the Limited Partner hereby represents and warrants to Parent, CRDE and Acquisition Co. as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company and the Limited Partner set forth in Article III above):

5.1.                              Requisite Power and Authority. The Limited Partner has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Ancillary Documents to which he is a party and to carry out their respective provisions. All action on the Limited Partner’s part required for the lawful execution and delivery of this Agreement and the Ancillary Documents has been or will be effectively taken prior to the Closing. Upon execution and delivery, this Agreement and each Ancillary Document to which the Limited Partner is a signatory will be the valid and binding obligation of the Limited Partner, enforceable in accordance with its terms.

5.2.                              Investment Representations. The Limited Partner and the Company understand that the shares of the Parent Common Stock to be issued to the Company pursuant to the provisions of Article II have not been registered under the Securities Act. The Limited Partner and the Company also understand that such shares of Parent Common Stock are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Company’s and the Limited Partner’s representations and warranties contained in this Agreement. The Limited Partner and the Company hereby represent and warrant as follows:

(a)                                  Each of the Limited Partner and the Company is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act. The Limited Partner controls 100% of the equity of the Company.

(b)                                 Each of the Limited Partner and the Company has such experience so that he or it is capable of evaluating the merits and risks of the Company’s investment in Parent and has the capacity to protect his or its own interests. The Company must bear the economic risk of this investment indefinitely unless the shares of Parent Common Stock are registered pursuant to the Securities Act, or an exemption from registration is available. Each of the Limited Partner and the Company also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Company to transfer all or any portion of the shares of Parent Common Stock under the circumstances, in the amounts or at the times the Company might propose.

(c)                                  The Company is acquiring the shares of Parent Common Stock for the Company’s own account for investment only, and not with a view towards their distribution.

(d)                                 Each of the Limited Partner and the Company represents that by reason of his or its business or financial experience, each of the Limited Partner and the Company has the capacity to protect his or its own interests in connection with the transactions contemplated in this Agreement. Further, neither the Limited Partner nor the Company is aware of any publication of any advertisement in connection with the transactions contemplated in the Agreement.

(e)                                  The Limited Partner has received and read the Parent SEC Filings and has had an opportunity to discuss Parent’s business, management and financial affairs with directors, officers and management of Parent and has had the opportunity to review Parent’s operations and facilities. The Limited Partner has also had the opportunity to ask questions of and receive answers from Parent and its management regarding the terms and conditions of this investment.

(f)                                    Each of the Limited Partner and the Company acknowledges and agrees that the shares of Parent Common Stock acquired pursuant to this Agreement must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each of the Limited Partner and the Company has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Parent, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market (as such term is defined under the Exchange Act) and the number of shares being sold during any three month period not exceeding specified limitations.

(g)                                 The Company’s chief executive offices are in the state identified in the address of the Company set forth in this Agreement.

5.3.                              Transfer Restrictions. Each of the Limited Partner and the Company acknowledges and agrees that the shares of Parent Common Stock are subject to restrictions on transfer set forth in this Section 5.3. The Company agrees not to make any disposition of all or any portion of the shares of Parent Common Stock acquired pursuant to this Agreement unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (ii) the transferee (except for transfers in compliance with Rule 144) has agreed in writing to be bound by the terms of Article 5 of this Agreement, the Company shall have notified Parent of the proposed disposition and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed disposition and if reasonably requested by Parent, the Company shall have furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of such shares under the Securities Act. Parent shall be entitled to impose stop transfer instructions with respect to the Parent Common Stock in order to enforce the foregoing restrictions.

The certificates representing the Parent Common Stock (when issued pursuant to this Agreement) shall bear the following legend restricting transfer, and such other legends as may be required by any applicable state securities law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN PROVISIONS OF THE TERMS AND CONDITIONS OF THAT CERTAIN ASSET PURCHASE AGREEMENT DATED APRIL 10, 2006.

5.4.                              Market Standoff. Each of the Limited Partner and the Company agree that he or it will not, without the prior written consent of Parent and/or the managing underwriter(s), during the period commencing on the date of filing of a registration statement by Parent pursuant to an underwritten public offering by Parent of its capital stock or securities convertible into its capital stock and ending on the date specified by Parent and the managing underwriter(s) (such period not to exceed 180 days following the filing of the final prospectus relating to such offering), transfer or dispose of any shares of Parent Common Stock owned by the Company. In order to enforce the foregoing covenant, Parent may impose stop-transfer instructions with respect to such securities of the Company (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1.                              Access to Information. The Company has given Parent and its authorized representatives (including, without limitation, its attorneys and accountants) reasonable access to all employees, customers, plants, offices, warehouses and other facilities, to (and where necessary, provide copies of) all books and records, Contracts and all personnel files of current employees of the Company and the Company has caused its managers to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company as Parent has requested.

6.2.                              Public Announcements; Company Literature. Neither the Company nor the Limited Partner shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior consent of Parent and Acquisition Co. The parties agree there shall be a public announcement of this Agreement and consummation of its terms by Parent as may be required by applicable law. The parties agree to announce this Agreement or the consummation of its terms to the Company’s employees, customers, vendors and strategic partners after the Closing of this Agreement.

6.3.                              Fees and Expenses. Whether or not the terms of this Agreement are consummated, all fees, costs and expenses incurred in connection with this Agreement and the other agreements and transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, broker’s consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of this Agreement, the Ancillary Documents and the Contemplated Transactions (“Third Party Expenses”) shall be the obligation of the respective party incurring such Third Party Expenses. Except as provided in Section 3.29, the Company and Limited Partner shall be responsible and bear all costs and expenses of counsel for the Company and Limited Partner and to any broker, finder or financial intermediary representing the Company or Limited Partner. Except as provided in Section 3.29, Parent shall be responsible and bear all costs and expenses of counsel for Parent, CRDE, Acquisition Co. and any other broker, finder or financial intermediary representing Parent.

6.4.                              Confidentiality. The parties hereto will maintain in confidence, and will direct its directors, officers, managers, employees, agents, Affiliates and advisors to maintain in confidence any written, oral or other information furnished by another party to this Agreement in connection with the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by law. If the Closing does not occur for any reason, each party will return or, at the request of the party supplying the information, destroy as much of such written information as the other party may reasonably request.

6.5.                              Parent’s Covenants With Respect To the Ensuing Period. Parent on behalf of its self and its subsidiary companies covenants with the Company and the Limited Partner as follows:

(a)                                  throughout the Ensuing Period, the Purchased Assets and the Company’s Customers as of the Closing Date and the customers that the Acquisition Co. acquires during the

Ensuing Period will be retained in the Acquisition Co. and the Business will be conducted by Acquisition Co. in a reasonable and ethical manner;

(b)                                 the Constituent Companies will cause the Acquisition Co. to observe sound business practices during the Ensuing Period;

(c)                                  the Constituent Companies will carefully consider all recommendations and advice that the Limited Partner offers with respect to the operation and management of Acquisition Co. during the Ensuing Period; and

(d)                                 the Constituent Companies will use reasonable commercial efforts to employ adequate personnel for the operation and management of Acquisition Co. during the Ensuing Period.

6.6.                              Parent’s Covenants With Respect To Additional Consideration. Parent covenants that on or before June 1, 2007 it will provide Limited Partner and the Company with a written report (the “Additional Consideration Report”) of its determination of the amount of the Ensuing Branch Income/EBITDA and the “Additional Consideration” as defined in Section 2.3(b) and further that it will permit the Company and the Limited Partner and their advisors during reasonable business hours throughout the thirty (30) day period following the date of their receipt of the Additional Consideration Report to examine the underlying business books and records from which the Additional Consideration Report is prepared for the purposes of verifying the accuracy of said report. The Parties will endeavor to amicably resolve any differences of opinion with respect to the Additional Consideration as recorded in the Additional Consideration Report and any unresolved disputes with respect thereto shall be resolved pursuant to the provisions of Section 9.1 of this Agreement.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

7.1.                              Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the terms of this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental or Regulatory Authority that prohibits, restrains, enjoins or restricts the consummation of this Agreement and the Contemplated Transactions; and

(b)                                 any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with, as applicable.

7.2.                              Conditions to the Obligations of the Company. The obligation of the Company to complete the sale of the Purchased Assets is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  the representations and warranties of Parent, CRDE and Acquisition Co. contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date, and in any event, subject to the foregoing materiality qualification);

(b)                                 each of the covenants and obligations of Parent, CRDE and Acquisition Co. to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date;

(c)                                  Parent shall have delivered all of Closing deliveries set forth in Section 2.7(c) above; and

(d)                                 all proceedings taken by Parent, CRDE and Acquisition Co. and all instruments executed and delivered by Parent, CRDE and Acquisition Co. on or prior to the Closing in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to counsel for the Company.

7.3.                              Conditions to the Obligations of Parent and Acquisition Co. The respective obligations of Parent, CRDE and Acquisition Co. to complete the purchase of the Purchased Assets are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  the representations and warranties of the Company, the General Partner and the Limited Partner contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date);

(b)                                 each of the covenants and obligations of the Company, the General Partner and the Limited Partner to be performed at or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Date;

(c)                                  there shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company or its subsidiaries having, or that would reasonably be expected to have, a Material Adverse Effect on the Company;

(d)                                 none of the Key Employees shall have terminated their employment with the Company or given written or oral notice to the Company or Parent, CRDE or Acquisition Co. of their intention to do so after the Closing;

(e)                                  the Company, the General Partner and the Limited Partner, as the case may be, shall have delivered all of the Closing deliveries set forth in Section 2.7(b) above;

(f)                                    all proceedings taken by the Company, the General Partner and the Limited Partner and all instruments executed and delivered by the Company, the General Partner and the Limited Partner on or prior to the Closing in connection with the Contemplated

Transactions shall be reasonably satisfactory in form and substance to counsel for Parent, CRDE and Acquisition Co.

ARTICLE VIII
ACTIONS BY THE PARTIES AFTER THE CLOSING

8.1.                              Survival of Representations, Warranties, Etc. The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis or evaluation by any party hereto or their designees of the Purchased Assets, Business, operations or condition (financial or otherwise) of the other party) until the second anniversary of the Closing Date; provided, however, that the representations and warranties of the parties contained in Sections 3.2, 3.3, 3.11, and 3.19 shall continue to survive indefinitely in full force and effect following the Closing Date.

8.2.                              Indemnification.

(a)                                  By the Company and the Limited Partner. The Company and the Limited Partner shall severally indemnify, defend and hold harmless Parent, CRDE and Acquisition Co. and their respective officers, directors, employees, Affiliates, agents, successors, subsidiaries and assigns from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation made by the Company or the Limited Partner in or pursuant to this Agreement, the Ancillary Documents or in the other documents delivered in connection with the Contemplated Transactions, (ii) Actions or Proceedings set forth in the Company Disclosure Schedule or in the other documents delivered in connection with the Contemplated Transactions, (iii) Actions or Proceedings involving the Company or the Business prior to Closing whether disclosed in the Company Disclosure Schedule or not (iv) any of the Excluded Liabilities, (v) the ownership or operation of the Company or the Business prior to Closing, (vi) all Taxes of the Company, the General Partner or the Limited Partner, (vii) any non-compliance with any Legal Requirement by the Company or the General Partner, (viii) any liability arising under the WARN Act or other state or local requirement relating to employees or notices to be given to employees prior to the Closing, (viii) any liability under any Benefit Plan of the Company or the General Partner and (ix) any liability under any Contract prior to the Closing. Notwithstanding anything to the contrary contained in this Agreement, Parent, CRDE and Acquisition Co. and their respective officers, directors, employees, Affiliates, agents, successors, subsidiaries and assigns shall not be entitled to recover from the Company and Limited Partner under this Section 8.2(a) the first $15,000 in Damages with respect to any inaccuracy of any representations or the breach of any warranties, covenants, undertakings or other agreements.

(b)                                 By Parent. Parent, CRDE and Acquisition Co. shall, jointly and severally, indemnify, defend and hold harmless the Company and the Limited Partner and their respective officers, employees, managers, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation made by Parent, CRDE or Acquisition Co. in or pursuant to this Agreement, the Ancillary Documents or in any other documents delivered in connection with the Contemplated Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Company and Limited Partner shall not be entitled to recover from Parent, CRDE, Acquisition Co. and their respective officers, directors, employees, Affiliates, agents, successors, subsidiaries and assigns under this Section 8.2(b) the first $15,000 in Damages with respect to any inaccuracy of any representations or the breach of any warranties, covenants, undertakings or other agreements.

(c)                                  Third Party Claims; Defense of Claims. If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party’s cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Action or Proceeding within 15 days after receipt of notice thereof pursuant to this Section 8.2, or (ii) the named parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this Section 8.2.

The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this Section 8.2 as such expenses become due.

(d)                                 Indemnity Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

8.3.                              Right of Offset. In the event that Parent, CRDE or Acquisition Co. suffers Damages pursuant to this Article VIII, Parent, in addition to all other remedies set forth in this Article VIII, shall have the right to offset such Damages against the Additional Consideration payable to the Company, if any.

8.4.                              Non-Exclusivity. The parties hereto acknowledge and agree that the indemnity obligations set forth above shall not be the exclusive remedy of the indemnified parties with respect to the Contemplated Transactions.

ARTICLE IX
ARBITRATION

9.1.                              Arbitration. In the event of any dispute among the parties hereto as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder, such dispute shall be resolved through binding arbitration as hereinafter provided. If arbitration is required to resolve a dispute hereunder, any party may notify the American Arbitration Association in Dallas, Texas (“AAA”) and request AAA to select one person to act as the arbitrator for resolution of the dispute. The arbitrator so selected shall conduct any such proceedings using the International Arbitration Rules (the “IAR”) of the AAA and such rules will be binding upon all parties to the arbitration proceeding. The arbitrator is encouraged to modify the application of the IAR as the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrator may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) accept evidence of property values without formal appraisals and upon such information provided by the parties or other persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (iii) act upon his understanding or interpretation of the law on any issue without the obligation to research such issue or accept or act upon briefs of the issue prepared by any party, (iv) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (v) impose any other rules which the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for their attorneys, advisors and consultants.

ARTICLE X
MISCELLANEOUS

10.1.                        Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII).

10.2.                        Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to Parent, CRDE or Acquisition Co.:

Crdentia Corp.

5001 LBJ Freeway, Suite 850

Dallas, Texas 75244

Facsimile No.: (972) 392-2722

Attention: Chief Executive Officer

with copies to:

Kane, Russell, Coleman & Logan, P.C.

1601 Elm Street, Suite 3700

Dallas, Texas 75201

Facsimile No.: (214) 777-4299

Attention: Patrick V. Stark, Esq.

If to the Company or Limited Partner:

Staff Search, Ltd.

24 Greenway Plaza, Suite 1508

Houston, Texas 77046

Facsimile No.: (713) 629-9061

Attention: J.W. Iden

with copies to:

Chamberlain, Hrdlicka, White, Williams & Martin

1200 Smith Street, Suite 1400

Houston, Texas 77002

Facsimile No.: (713) 658-2553

Attention: Sidney B. Williams, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 10.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 10.2, be deemed given upon receipt, and (iii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 10.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 10.2). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Notices should be valid on any party hereto even though such party’s attorney did not receive a copy thereof through no fault of the sending party.

10.3.                        Entire Agreement. This Agreement (and all exhibits and schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto, including, without limitation, the binding provision of the letter of intent dated March 1, 2006.

10.4.                        Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

10.5.                        Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

10.6.                        No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 9.

10.7.                        No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

10.8.                        Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.9.                        Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

10.10.                  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

10.11.                  Consent to Jurisdiction and Forum Selection. Each of Parent, CRDE, Acquisition Co., the Company, the General Partner and the Limited Partner irrevocably agrees that any legal action or proceeding with respect to this Agreement or any document or instrument delivered pursuant to this Agreement (including any legal action or proceeding to enforce the arbitration provisions of this Agreement) or for the recognition and enforcement of any judgment obtained through the arbitration provisions of this Agreement will be brought and determined in the federal or state courts or other courts located in Dallas County, Texas, and each of Parent, CRDE, Acquisition Co., the Company, the General Partner and the Limited Partner hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

10.12.                  Construction. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

10.13.                  Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.14.                  Attorney’s Fees. In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred in said action.

10.15.                  Exhibits. The following exhibits are attached to and made a part of this Agreement:

Exhibit A	Customer List/Customer Accounts/Customer Contracts

Exhibit B	Nurses, Employees and Independent Contractors

Exhibit C	Bill of Sale

Exhibit D	Non-Competition Agreement

Exhibit E	Non-Solicitation Agreement

Exhibit F	Registration Rights Agreement

Exhibit G	Transition Services Agreement

Exhibit H	Company’s Certificate

Exhibit I	General Partner Officer’s Certificate

Exhibit J	Release Agreement

Exhibit K	Opinion of Counsel to the Company

Exhibit L	Acquisition Co. Secretary’s Certificate

Exhibit M	Employment Agreement between Acquisition Co. and Limited Partner

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

CRDENTIA CORP.,
a Delaware corporation

By:	/s/ James D. Durham
Name:	James D. Durham
Title:	Chief Executive Officer

CRDE CORP.,
a Delaware corporation

By:	/s/ James D. Durham
Name:	James D. Durham
Title:	Chief Executive Officer

STAFF SEARCH ACQUISITION CORP.,
a Texas corporation

By:	/s/ James D. Durham
Name:	James D. Durham
Title:	Chief Executive Officer

STAFF SEARCH, LTD.,
a Texas limited partnership

By: SSL GP, LLC,
a Texas limited liability company,
its sole General Partner

By:	/s/ J.W. Iden
Name:	J.W. Iden
Title:	Chief Executive Officer

SSL GP, LLC,
a Texas limited liability company

By:	/s/ J.W. Iden
Name:	J.W. Iden
Title:	Chief Executive Officer

By:	/s/ J.W. Iden
J.W. Iden

EXHIBIT A

CUSTOMER LISTS / CUSTOMER ACCOUNTS / CUSTOMER CONTRACTS

EXHIBIT B

NURSES, EMPLOYEES AND INDEPENDENT CONTRACTORS

EXHIBIT C

BILL OF SALE

EXHIBIT D

NON-COMPETITION AGREEMENT

EXHIBIT E

NON-SOLICITATION AGREEMENT

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

EXHIBIT G

TRANSITION SERVICES AGREEMENT

EXHIBIT H

COMPANY’S CERTIFICATE

EXHIBIT I

GENERAL PARTNER’S OFFICER’S CERTIFICATE

EXHIBIT J

RELEASE AGREEMENT

EXHIBIT K

OPINION OF COMPANY COUNSEL TO THE COMPANY

EXHIBIT L

ACQUISITION CO. SECRETARY’S CERTIFICATE

EXHIBIT M

ENSUING PERIOD ADJUSTED BRANCH INCOME/EBITDA

EXHIBIT N

EMPLOYMENT AGREEMENT
BETWEEN ACQUISITION CO. AND LIMITED PARTNER